Exhibit 20.1


Contact:
Intercardia:
W. Bennett Love
1-919-558-1907

Knoll AG:
Monika Enzenbach
49-621-589-2319

For Immediate Release:

    Intercardia and Knoll Announce Agreement for International
               Development of Heart Failure Drug

         Research Triangle Park, N.C., USA, December 19, 1996 -- Intercardia, Inc., (Nasdaq:ITRC) and BASF Pharma/Knoll, AG of Ludwigshafen, Germany, announced today the execution of a binding Agreement for the development and commercialization of bucindolol for the treatment of congestive heart failure
(CHF) for areas outside the United States and Japan. The Agreement sets forth the basic terms and conditions upon which Intercardia, CPEC, Inc. and Knoll have completed a definitive License Agreement. CPEC, which owns the rights to bucindolol, is an 80% owned subsidiary of Intercardia.

         Under the terms of the Agreement, Intercardia/CPEC and Knoll will share development expenses and operating profits for the commercialization of bucindolol worldwide outside of the United States, Puerto Rico and Japan. Additionally, Knoll will make initial payments of $3 million and will make future payments of up to $20 million upon the achievement of product approval and sales milestones.

         Bucindolol is a non-selective beta-blocker with vasodilating properties in Phase III clinical development for the treatment of congestive heart failure. In Phase II clinical trials, bucindolol produced improvements in left ventricular function and in the signs and symptoms of CHF. Bucindolol is currently being evaluated in the Beta-blocker Evaluation of Survival Trial
(BEST), a NIH/VA sponsored Phase III mortality study initiated in June 1995. The BEST study has now enrolled approximately 1,389 CHF patients. Intercardia/CPEC has an agreement for the development and commercialization of bucindolol in the United States with Astra Merck, Inc.

         Congestive   heart   failure  is  a   condition   in  which  the  heart
progressively loses the ability to pump sufficient quantities of blood to meet the metabolic needs of the body. It





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is  estimated  that 4.5 million  people in Europe and 3.5 million  people in the
United States are afflicted. CHF is the most common reason for hospitalization in patients over the age of 65 in the U.S. and Europe.

         "We are pleased to enter into this collaboration with Knoll," stated Clayton I. Duncan, President and CEO of Intercardia and CPEC. "Knoll has a long and distinguished history in developing cardiovascular drugs and is a market leader in Europe, especially with Isoptin(R) (verapamil). They are committed to continuing this successful route into the future as evidenced by the recent launch of the fixed combination of verapamil and the ACE inhibitor trandolapril."

         "The collaboration with Intercardia gives us access to a new and innovative treatment of the cardiovascular disease congestive heart failure," states Dr. Dirk Wuppermann, Member of the Board of Directors at Knoll AG. "With the beta-blocker bucindolol we are able to complement our existing products portfolio for cardiology with Isoptin(R) (verapamil), Gopten(R)/Mavik(R)
(trandolapril) and Tarka(R) (verapamil + trandolapril) for hypertension. Furthermore, with this product we will be among the first entering this new area of non-selective, vasodilating beta-blocker therapy for congestive heart failure. The cooperation concerning bucindolol underlines Knoll's dedication to the cardiovascular area and its future commitment in this indication."

         Intercardia, a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc. (Nasdaq:IPIC), focuses on late stage discovery and development of therapeutics for the treatment of cardiovascular and pulmonary disease. The Company's strategy is to develop and add value to in-licensed products and sponsored research programs and to enter into collaborations and licensing agreements with corporate partners for final product development, manufacturing and marketing.

         BASF Pharma researches, develops, manufactures and markets drugs. The main research areas consist of cardiovascular disease, the central nervous system, oncology/immunology and metabolism including antiobesity. Top BASF Pharma sellers include the calcium channel blocker verapamil (trade name Isoptin(R)) and the thyroid drug Synthroid(R) which is sold exclusively in the USA and Canada. Promising future products include sibutramine, a drug to treat obesity and diseases associated with being overweight, Tarka(R), an antihypertensive drug and MAK 195F, a monoclonal anti- TNF antibody for treatment of septic shock. The last of BASF Pharma's four top priority projects is ancrod, a drug for ischemic stroke.

         Interneuron Pharmaceuticals is a diversified biopharmaceutical company engaged in the development and commercialization of a portfolio of products and product candidates primarily for neurological and behavioral disorders. Interneuron's lead products include: Redux(TM) for obesity, currently marketed by American Home Products and co-promoted by Interneuron; citicoline for stroke, in Phase 3 clinical trials;





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and bucindolol for congestive heart failure,  in Phase 3 clinical trials through
Intercardia. Interneuron's other subsidiaries include: Progenitor, Inc. focused on gene discovery through developmental biology, Transcell Technologies, Inc. focused on carbohydrate- based drug discovery, and InterNutria, Inc. focused on dietary supplement products.

         The statements in this press release that are not purely statements of historical fact are forward-looking statements that are subject to factors that could cause the actual results to differ materially from those projected. For more detail regarding these factors, see Intercardia's SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company assumes no obligation to update the information in this release.



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